Exhibit 99.1

Tilly’s, Inc. Announces Third Quarter Fiscal 2014 Results

Introduces Fourth Quarter Fiscal 2014 Outlook

•    Third Quarter Net Sales of $131.3 million; Comp Store Sales Decreased 1.2%

•    Third Quarter EPS of $0.18

Irvine, CA – December 3, 2014 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the third quarter of fiscal 2014 ended November 1, 2014.

“We are pleased with the meaningful progress we are making on our initiatives to increase sales and profitability as our third quarter results exceeded expectations. While we recognize there is more work to be done, we are encouraged that our focus on product differentiation and innovation, and improved digital capabilities, in conjunction with a slightly better teen retail environment, are contributing to a general improvement in customer response. These efforts, as well as strong inventory management, resulted in increased product margins in the quarter,” commented Daniel Griesemer, President and Chief Executive Officer. “Our product offering continued to resonate well with our customer through November, giving us confidence that we are well positioned for the remaining holiday selling season.”

For the third quarter ended November 1, 2014:

•	Total net sales were $131.3 million compared to $123.8 million in the third quarter of 2013.

•	Comparable store sales, which include e-commerce sales, decreased 1.2% compared to the same 13-week period in 2013.

•	Gross profit increased 7.1% to $40.5 million compared to $37.8 million in the third quarter of 2013. Gross margin was 30.9% compared to 30.6% in the third quarter of 2013, primarily due to a 30 basis point increase in product margins.

•	Operating income was $8.6 million compared to operating income of $10.2 million in the third quarter of 2013.

•	Net income was $5.1 million, or $0.18 per diluted share, based on a weighted average diluted share count of 28.0 million shares and an effective tax rate of 40.2%. This compares to net income in the third quarter of 2013 of $6.1 million, or $0.22 per diluted share, based on a weighted average diluted share count of 28.2 million shares and an effective tax rate of 40.1%.

For the thirty-nine weeks ended November 1, 2014:

•	Total net sales were $365.5 million compared to $355.9 million for the first three quarters of the prior year.

•	Comparable store sales, which include e-commerce sales, decreased 5.0% compared to the first three quarters of 2013.

•	Gross profit decreased 0.9% to $106.5 million compared to $107.5 million in the first three quarters of 2013. Gross margin was 29.1%, compared to 30.2% in the prior year period. Product margins increased 20 basis points, offset by higher occupancy costs as a percentage of net sales due to the negative comparable store sales.

•	Operating income was $12.0 million compared to $21.3 million in the first three quarters of 2013.

•	Net income was $7.0 million, or $0.25 per diluted share, based on a weighted average diluted share count of 28.1 million shares. This compares to net income in the first three quarters of 2013 of $12.7 million, or $0.45 per diluted share, based on a weighted average diluted share count of 28.1 million shares.

Balance Sheet and Liquidity

As of November 1, 2014, the Company had $61.3 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility.

Fourth Quarter 2014 Outlook

The Company expects fourth quarter comparable store sales to be flat to negative low single digits, and net income per diluted share to be in the range of $0.15 to $0.19. This assumes an anticipated effective tax rate of approximately 40% and a weighted average diluted share count of 28.1 million shares. Fourth quarter 2013 net income per diluted share was $0.19, based on a weighted average diluted share count of 28.2 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, December 3, 2014, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 461-2024 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until December 17, 2014, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 8128833. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of December 3, 2014, operated 212 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, anticipated tax rate, and market share and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2014, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	November 1, 2014	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$31,358	$25,412
Marketable securities	29,969	34,943
Receivables	5,856	8,545
Merchandise inventories	62,196	46,266
Prepaid expenses and other current assets	12,656	11,772

Total current assets	142,035	126,938
Property and equipment, net	105,607	100,936
Other assets	5,011	4,533

Total assets	$252,653	$232,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,948	$19,645
Deferred revenue	4,725	6,214
Accrued compensation and benefits	3,837	4,975
Accrued expenses	14,118	9,241
Current portion of deferred rent	6,098	5,395
Current portion of capital lease obligation/Related party	794	758

Total current liabilities	57,520	46,228
Long-term portion of deferred rent	42,574	42,756
Long-term portion of capital lease obligation/Related party	1,900	2,500

Total long-term liabilities	44,474	45,256

Total liabilities	101,994	91,484
Commitments and contingencies
Stockholders’ equity:
Common stock (Class A), $0.001 par value; November 1, 2014 - 100,000 shares authorized, 11,499 shares issued and outstanding; February 1, 2014 - 100,000 shares authorized, 11,361 shares issued and outstanding	11	11
Common stock (Class B), $0.001 par value; November 1, 2014 - 35,000 shares authorized, 16,574 shares issued and outstanding; February 1, 2014 - 35,000 shares authorized, 16,642 shares issued and outstanding	17	17
Preferred stock, $0.001 par value; November 1, 2014 and February 1, 2014 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	125,652	122,886
Retained earnings	24,967	17,997
Accumulated other comprehensive income	12	12

Total stockholders’ equity	150,659	140,923

Total liabilities and stockholders’ equity	$252,653	$232,407

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$131,283	$123,779	$365,477	$355,941
Cost of goods sold (includes buying, distribution, and occupancy costs) (1)	90,735	85,936	258,947	248,403

Gross profit (1)	40,548	37,843	106,530	107,538
Selling, general and administrative expenses (1)	31,971	27,693	94,548	86,271

Operating income	8,577	10,150	11,982	21,267
Other (expense) income, net	(22)	116	(18)	20

Income before income taxes	8,555	10,266	11,964	21,287
Income tax expense	3,442	4,121	4,994	8,566

Net income	$5,113	$6,145	$6,970	$12,721

Basic earnings per share of Class A and Class B common stock	$0.18	$0.22	$0.25	$0.46
Diluted earnings per share of Class A and Class B common stock	$0.18	$0.22	$0.25	$0.45
Weighted average basic shares outstanding	28,024	27,884	28,007	27,768
Weighted average diluted shares outstanding	28,046	28,166	28,082	28,091

(1)	Gross profit in the third quarter and the first nine months of fiscal 2013 includes a $0.3 million and a $1.0 million, respectively, reclassification of stock-based compensation expense from selling, general and administrative expenses to cost of goods sold to correct for an immaterial prior period error.

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013
Cash flows from operating activities
Net income	$6,970	$12,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,630	14,470
Loss on disposal of assets	79	133
Gain on sales and maturities of marketable securities	(86)	(161)
Deferred income taxes	598	351
Stock-based compensation expense	2,710	2,373
Excess tax benefit from stock-based compensation	—	(157)
Changes in operating assets and liabilities:
Receivables	2,689	33
Merchandise inventories	(15,930)	(9,783)
Prepaid expenses and other assets	(2,085)	(2,410)
Accounts payable	8,155	8,144
Accrued expenses	4,436	443
Accrued compensation and benefits	(1,138)	(2,687)
Deferred rent	521	5,121
Deferred revenue	(1,489)	(1,335)

Net cash provided by operating activities	21,060	27,256

Cash flows from investing activities
Purchase of property and equipment	(19,806)	(36,015)
Proceeds from sale of property and equipment	14	21
Purchases of marketable securities	(34,939)	(29,935)
Maturities of marketable securities	40,000	40,000

Net cash used in investing activities	(14,731)	(25,929)

Cash flows from financing activities
Payment of capital lease obligation	(564)	(530)
Proceeds from exercise of stock options	181	3,025
Tax withholding payments related to exercise of stock options	—	(636)
Excess tax benefit from stock-based compensation	—	157

Net cash (used in) provided by financing activities	(383)	2,016

Change in cash and cash equivalents	5,946	3,343
Cash and cash equivalents, beginning of period	25,412	17,314

Cash and cash equivalents, end of period	$31,358	$20,657

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2013 Q1	168	7	0	175	1,371
2013 Q2	175	7	0	182	1,423
2013 Q3	182	7	0	189	1,472
2013 Q4	189	7	1	195	1,513
2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com